Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and Board of Directors of
China Redstone Group, Inc.
We hereby consent to the incorporation into China Redstone Group, Inc.’s registration statement on Form S-1a, of our report dated July 14, 2010 relating to the consolidated balance sheets of China Redstone Group, Inc., as of March 31, 2010 and 2009 and related consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows for the fiscal years ended March 31, 2010 and 2009.
We also consent to the reference to us under the headings “Experts” in such Registration Statement and related prospectus.

/s/ PMB Helin Donovan LLP

PMB Helin Donovan LLP
Spokane, WA
July 26, 2010